Exhibit 10.2

NON-COMPETITION AND NON-SOLICITATION AGREEMENT

This Non-Competition and Non-Solicitation Agreement (this “Agreement”) is between Michael J. Stevens (“Executive”) and Whiting Petroleum Corporation (“Whiting” and, together with its subsidiaries, the “Company”) and effective as of the close of business on August 1, 2019 (the “Effective Date”).

WHEREAS, Executive’s employment with the Company as Senior Vice President and Chief Financial Officer will cease on the Effective Date;

WHEREAS, as a result of Executive’s employment by the Company, Executive has become intimately familiar with the operations of the Company in the Whiting Plays and Fields (as defined below) and has developed knowledge of, and relationships with, the persons with which the Company has business relationships and the employees of the Company; and

WHEREAS, the Company desires to protect its business interests in the Whiting Plays and Fields and relationships with the persons with which the Company has business relationships and the employees of the Company by securing Executive’s agreement to the covenants described herein in exchange for certain payments described herein.

NOW, THEREFORE, for the consideration described herein and other good and valuable consideration, the parties agree as follows:

1. Payments. Subject to (a) Executive’s continued compliance with the covenants set forth in Section 2 and (b) Executive executing and not revoking the General Release, dated August 1, 2019, between the Company and Executive, the Company shall pay Executive an aggregate of $1,400,000 in exchange for Executive’s agreement to the covenants set forth in Section 2, payable in twelve equal installments, less applicable withholdings, which Executive acknowledges will be on a Form W-2 basis (collectively, the “Payments”). The Company shall pay the first two of such installments with the first regular payroll of the Company after February 2, 2020. The company shall pay the remaining ten of such installments thereafter on the first regular payroll of the Company each month during March 2020 through December 2020.

2. Covenants by Executive.

(a) Non-Competition. In consideration of the Payments, for a period of 18 months after the Effective Date (the “Restricted Period”), Executive agrees that Executive shall not, directly or indirectly, manage, operate, join, control, be employed by or participate in the management, operation or control of, or be connected in any manner with, including, without limitation, holding any position as a stockholder, director, officer, consultant, independent contractor, employee, partner or investor in, any operations of a business that are in competition with the business of the Company in the material plays or fields in which the Company has or proposes to have operations as set forth on Exhibit A to this Agreement (the “Whiting Plays and Fields”); provided, however, that nothing in this Section 2(a) shall prohibit Executive from (i) participating in operations of a business to the extent such operations are not in competition with the business of the Company in the Whiting Plays and Fields, or (ii) participating solely as a passive investor in oil wells or similar investments, or from owning 5% or less of the outstanding securities of any class of any issuer whose securities are registered under the Securities Exchange Act of 1934, as amended.

(b) Non-Solicitation. In consideration of the Payments, during the Restricted Period, Executive agrees not to, in any form or manner, directly or indirectly, on his or her own behalf or in combination with others (i) solicit, induce or influence any customer, supplier, lender, lessor or any other person with a business relationship with the Company to discontinue or reduce the extent of such business relationship, or (ii) recruit, solicit or otherwise induce or influence any employee of the Company to discontinue their employment with the Company.

(c) Remedies Not Exclusive. Executive agrees that in light of the Payments to be made to Executive under this Agreement, the narrow nature of the restrictive covenants imposed under Sections 2(a) and 2(b) are reasonable and will not result in any hardship to Executive. In the event that Executive breaches any terms of this Section 2, Executive acknowledges and agrees that said breach may result in the immediate and irreparable harm to the business and goodwill of the Company and that damages, if any, and remedies of law for such breach may be inadequate and indeterminable. The Company, upon Executive’s breach of this Section 2, shall therefore be entitled (in addition to and without limiting any other remedies that the Company may seek under this Agreement or otherwise at law or in equity) to seek from any court of competent jurisdiction equitable relief by way of temporary or permanent injunction and without being required to post a bond, to restrain any violation of this Section 2, and for such further relief as the court may deem just or proper in law or equity. The prevailing party in any action to enforce this Section 2 shall be entitled to reimbursement by the other party for the prevailing party’s reasonable attorneys fees and costs.

(d) Severability of Provisions. If any restriction, limitation, or provision of this Section 2 is deemed to be unreasonable, onerous, or unduly restrictive by a court of competent jurisdiction, it shall not be stricken in its entirety and held totally void and unenforceable, but shall remain effective to the maximum extent possible within the bounds of the law. If any phrase, clause or provision of this Section 2 is declared invalid or unenforceable by a court of competent jurisdiction, such phrase, clause, or provision shall be deemed severed from this Section 2, but will not affect any other provision of this Section 2, which shall otherwise remain in full force and effect. The provisions of this Section 2 are each declared to be separate and distinct covenants by Executive.

(e) Representation; Disgorgement; Notice. Executive represents that Executive has not engaged in any of the prohibited activities described in Sections 2(a) or 2(b) prior to the Effective Date. In the event of Employee’s breach of this Section 2, Employee shall not be entitled to any further Payments under Section 1 and Employee shall disgorge the aggregate value of all Payments already received. Executive agrees that during the Restricted Period, Executive shall give written notice to the Company pursuant to Section 3 within ten days after accepting or acquiring any other employment, position, or ownership interest with or in any entity that has operations which compete with the operations of the Company. Executive agrees that the Company may notify such new employer, company or corporate entity that Executive is bound by this Agreement and, at the Company’s election, furnish such employer, company or corporate entity with a copy of Section 2 of this Agreement.

3. Notice. Any notice, request, demand or other communication required or permitted herein will be deemed to be properly given when personally served in writing or when deposited in the United States mail, postage prepaid, addressed to Executive at the address appearing at the end of this Agreement and to the Company with attention to the Chief Executive Officer of Whiting and the General Counsel of Whiting, 1700 Broadway, Suite 2300, Denver, Colorado 80290. Either party may change its address by written notice in accordance with this Section 3.

4. Set Off; Mitigation. The Company’s obligation to pay Executive the amounts and to provide the benefits hereunder shall be subject to set-off, counterclaim or recoupment of amounts owed by Executive to the Company. However, Executive shall not be required to mitigate the amount of any payment provided for pursuant to this Agreement by seeking other employment or otherwise.

5. Benefit of Agreement. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective executors, administrators, successors and assigns.

6. Applicable Law and Jurisdiction. This Agreement is to be governed by and construed under the laws of the United States and of the State of Colorado without resort to Colorado’s choice of law rules. Each party hereby agrees that the forum and venue for any legal or equitable action or proceeding arising out of, or in connection with, this Agreement will lie in the appropriate federal or state courts in the State of Colorado and specifically waives any and all objections to such jurisdiction and venue.

7. Captions and Paragraph Headings. Captions and paragraph headings used herein are for convenience only and are not a part of this Agreement and will not be used in construing it.

8. Invalid Provisions. Subject to Section 2(d), should any provision of this Agreement for any reason be declared invalid, void, or unenforceable by a court of competent jurisdiction, the validity and binding effect of any remaining portion will not be affected, and the remaining portions of this Agreement will remain in full force and effect as if this Agreement had been executed with said provision eliminated.

9. No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

10. Entire Agreement. This Agreement, the Executive Employment and Severance Agreement, dated January 1, 2015, between the Company and Executive, and the General Release, dated August 1, 2019, between the Company and Executive, contain the entire agreement of the parties with respect to the subject matter of this Agreement. This Agreement otherwise supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment and termination thereof of Executive by Company, other than the Executive Employment and Severance Agreement, dated January 1, 2015, between the Company and Executive, and the General Release, dated August 1, 2019, between the Company and Executive. Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements, oral or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement, or promise not contained in this Agreement will be valid or binding.

11. Modification. This Agreement may not be modified or amended by oral agreement, but only by an agreement in writing signed by Whiting and Executive.

12. Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed, or caused to be executed, this Agreement on the Effective Date.

EXECUTIVE

/s/ Michael J. Stevens
Michael J. Stevens

Address

WHITING PETROLEUM CORPORATION

By:	/s/ Bradley J. Holly
Bradley J. Holly
Chairman, President and Chief Executive Officer

EXHIBIT A

WHITING PLAYS AND FIELDS

Bakken Play in Mountrail, McKenzie, Stark, Dunn, Golden Valley, Billings, Williams, Divide and McClean Counties, North Dakota and Richland and Roosevelt Counties, Montana

Niobrara Play in Weld County, Colorado